ELOYALTY CORPORATION- SC 13G - Statement of Beneficial Ownership
                                                              Date Filed: 6/5/00
--------------------------------------------------------------------------------


                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No.29015110                                    Page 1 of 18 pages
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*

                              eLoyalty Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29015110
                        --------------------------------
                                 (CUSIP Number)

                         May 26, 2000 and June 1, 2000
                        --------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 2 of 18 pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV III (GP)
   See Item 2 for identification of General Partner
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
 NUMBER OF                                                         13,061(A)
  SHARES        ----------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
 OWNED BY                                                               0(A)
   EACH         ----------------------------------------------------------------
 REPORTING      7  SOLE DISPOSITIVE POWER
  PERSON                                                           13,061(A)
   WITH         ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                                                                        0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   13,061(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.0%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,685,679 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 3 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV III, L.P.
   See Item 2 for identification of General Partner
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                        62,040(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                              0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                          62,040(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                        0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   62,040(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,636,700 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 4 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV III (Q), L.P.
   See Item 2 for identification of General Partner
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                        1,648,964(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                 0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                          1,648,964(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                           0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,648,964(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.5%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 2,049,776 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 5 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV III Strategic Partners, L.P.
   See Item 2 for identification of General Partner
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                        74,675(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                              0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                          74,675(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                        0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   74,675(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.2%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,624,065 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 6 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
   See Item 2 for a list of Managing General Partners
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                         1,798,740(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                               0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                           1,798,740(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,798,740(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.8%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   OO
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,900,000 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 7 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV IV, L.P.
   See Item 2 for identification of General Partner
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                         1,830,516(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                  0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                           1,830,516(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,830,516(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            3.9%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,868,224 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 8 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TCV IV Strategic Partners, L.P.
   See Item 2 for identification of General Partner
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                            69,484(A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                  0(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                              69,484(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0(A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       69,484(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                             .1%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,629,256 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 9 of 18 pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C.
   See Item 2 for a list of Managing Members
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                      1,900,000 (A)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                               0 (A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                        1,900,000 (A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0 (A)
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 1,900,000 (A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [X]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            4.0%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   OO
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,798,740 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 10 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  Jay C. Hoag
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   U.S. Citizen
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                              0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                       3,698,740(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                        3,698,740(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 3,698,740(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [_]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            7.8%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   IN
--------------------------------------------------------------------------------

(A) Reporting Person disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 11 of 18 pages
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON  Richard H. Kimball
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   U.S. Citizen
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF                                                              0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                       3,698,740(A)
    EACH          --------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON                                                        3,698,740(A)
    WITH          --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 3,698,740(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
   (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            7.8%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
   IN
--------------------------------------------------------------------------------

(A) Reporting Person disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Please see item 4.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 12 of 18 pages
-------------------------------------------------------------------------------

Item 1.

        (a)    NAME OF ISSUER: eLoyalty Corporation (the "Company")

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 150 Field Drive, Suite 350 Lake Forest, IL 60045.

Item 2.

        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
        (a) TCV III (GP), a Delaware limited partnership. The General Partner of TCV III (GP)is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

II.
        (a) TCV III, L.P., a Delaware limited partnership. The General Partner of TCV III, L.P. is TCM III.

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

III.
        (a) TCV III (Q), L.P., a Delaware limited partnership. The General Partner of TCV III (Q), L.P. is TCM III.

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

IV.
        (a) TCV III Strategic Partners, L.P., a Delaware limited partnership. The General Partner of TCV III Strategic Partners, L.P. is TCM III.

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

                                SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                         Page 13 of 18 pages
-------------------------------------------------------------------------------

V.

        (a) TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C., a Delaware limited liability company.

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

VI.

        (a) TCV IV, L.P., a Delaware limited partnership. The General Partner of TCV IV, L.P. is Technology Crossover Management IV, L.L.C., a Delaware limited liability company ("TCM IV"). The sole Managing Members of TCM IV are Hoag and Kimball.

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

VII.

        (a) TCV IV Strategic Partners, L.P., a Delaware limited Partnership. The General Partner of TCV IV Strategic Partners, L.P. is TCM IV.

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

VIII.

        (a) TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C., a Delaware limited liability company.

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    Delaware

        (d)    Common Stock

        (e)    29015110

IX.

        (a)    Jay C. Hoag

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    U.S. citizen

        (d)    Common Stock

        (e)    29015110

X.

        (a)    Richard H. Kimball

        (b)    575 High Street, Suite 400, Palo Alto, CA 94301

        (c)    U.S. citizen

        (d)    Common Stock

        (e)    29015110


        Item 3.

        Not Applicable

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 14 of 18 pages
-------------------------------------------------------------------------------

        Item 4.

        (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:


                                      Common Stock
                                      ------------
                                      Beneficially                     Voting       Dispositive
       Filing Person                     Owned        % of Class(1)     Power          Power
       -------------                  ------------    -------------    ------       -----------
TCV III (GP)(2)                           13,061           0.0%          sole          sole

TCV III, L.P.(2)                          62,040           0.1%          sole          sole

TCV III (Q), L.P.(2)                   1,648,964           3.5%          sole          sole

TCV III Strategic Partners,
L.P.(2)                                   74,675           0.2%          sole          sole

TECHNOLOGY CROSSOVER MANAGEMENT
III, L.L.C                             1,798,740           3.8%          sole          sole

TCV IV, L.P.(3)                        1,830,516           3.9%          sole          sole

TCV IV Strategic Partners, L.P.(3)        69,484           0.1%          sole          sole

TECHNOLOGY CROSSOVER MANAGEMENT
IV, L.L.C.                             1,900,000           4.0%          sole          sole


Hoag(4)                                3,698,740           7.8%        shared          sole

Kimball(4)                             3,698,740           7.8%        shared          sole

------------------------------------

        (1) All percentages in this table are based on the 47,148,847 shares of Common Stock of the Company outstanding, as reported in the Company's most recent 10Q filed with the Securities and Exchange Commission on May 15, 2000.

        (2) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole General Partner of TCV III
               (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. and may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

        (3) Each noted entity (together, the "TCV IV Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM IV, as sole General Partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. and may also be deemed to have sole voting and investment power with respect to such securities. TCM IV disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 15 of 18 pages
-------------------------------------------------------------------------------


        (4) Under the operating agreement of TCM III and TCM IV, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV III Funds and the TCV IV Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable.


Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

Item 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable.

Item 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 16 of 18 pages
-------------------------------------------------------------------------------

        MATERIAL TO BE FILED AS EXHIBITS.
        --------------------------------

        The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

        Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997


        The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

        Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

        The following exhibit was filed as Exhibit C to the Schedule 13G relating to the Common Stock of CacheFlow, Inc. filed by the undersigned with the Securities and Exchange Commission on November 29, 1999 and is hereby incorporated herein by reference:

        Exhibit C - November 29, 1999 Update to Exhibit A to the Designated Filer Statement

        The following exhibit was filed as Exhibit D to the Schedule 13G relating to the Common Stock of FirePond, Inc. filed by the undersigned with the Securities and Exchange Commission on February 10, 2000 and is hereby incorporated herein by reference:

        Exhibit D - February 10, 2000 Update to Exhibit A to the Designated Filer Statement

        The following exhibits are attached hereto:

        Exhibit E - Statement Appointing Designated Filer and Authorized Signatories dated February 22, 2000.

        Exhibit F - Statement Appointing Designated Filer and Authorized Signatories dated June 1, 2000.

                                  SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 17 of 18 pages
-------------------------------------------------------------------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated June 5, 2000

TCV III (GP),
a Delaware Limited Partnership

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


TCV III, L.P.,
a Delaware Limited Partnership

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


TCV III (Q), L.P.,
a Delaware Limited Partnership

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


TCV III STRATEGIC PARTNERS, L.P.,
a Delaware Limited Partnership

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C., a Delaware Limited Liability Company

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


TCV IV, L.P.,
a Delaware Limited Partnership

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


TCV IV Strategic Partners, L.P.,
a Delaware Limited Partnership

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C., a Delaware Limited Liability Company

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory


Jay C. Hoag

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory

                                 SCHEDULE 13G
-------------------------------------------------------------------------------
CUSIP No. 29015110                                       Page 18 of 18 pages
-------------------------------------------------------------------------------


Richard H. Kimball

By:  /s/ Carla S. Newell
     --------------------------------------
     Carla S. Newell, Authorized Signatory

        STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORIES,
                               FEBRUARY 22, 2000


            Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Technology Crossover Management III, L.L.C. or such other person or entity as is designated in writing by Robert C. Bensky or Carla S. Newell (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with other reporting persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission or with any regulatory body, including United States federal, state and self-regulatory bodies (collectively, the "Reports"), with respect to the Reporting Person's ownership of, or transactions in, the securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

            Each Reporting Person hereby further authorizes and designates Robert C. Bensky and Carla S. Newell (each, an "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or an Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

            The authority of the Designated Filer and each Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with any United States federal or state law or with any regulations promulgated thereto.

            IN WITNESS WHEREOF, the undersigned has caused this Statement Appointing Designated Filer and Authorized Signatories to be effective as of February 22, 2000.


                               REPORTING PERSONS:

February 22, 2000              Technology Crossover Ventures, L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management, L.L.C., a Delaware Limited Liability Company, Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member

February 22, 2000              Technology Crossover Ventures, C.V.,
                               a Netherlands Antilles Limited Partnership

                               By: Technology Crossover Management, L.L.C., a Delaware Limited Liability Company, Its Investment General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              Technology Crossover Management, L.L.C.,
                               a Delaware Limited Liability Company,


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              TCV II, V.O.F.,
                               a Netherlands Antilles General Partnership

                               By: Technology Crossover Management II, L.L.C., a Delaware Limited Liability Company,
                                    Its Investment General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              Technology Crossover Ventures II, L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management II, L.L.C., a Delaware Limited Liability Company,
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member

February 22, 2000              TCV II (Q), L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management II, L.L.C., a Delaware Limited Liability Company,
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              TCV II Strategic Partners, L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management II, L.L.C., a Delaware Limited Liability Company,
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              Technology Crossover Ventures II, C.V.,
                               a Netherlands Antilles Limited Partnership

                               By: Technology Crossover Management II, L.L.C., a Delaware Limited Liability Company,
                                    Its Investment General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              Technology Crossover Management II, L.L.C.,
                               a Delaware Limited Liability Company,


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member

February 22, 2000              TCV III (GP),
                               a Delaware General Partnership

                               By: Technology Crossover Management III, L.L.C., a Delaware Limited Liability Company,
                                    Its Managing General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              TCV III, L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management III, L.L.C., a Delaware Limited Liability Company,
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              TCV III (Q), L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management III, L.L.C., a Delaware Limited Liability Company,
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member

February 22, 2000              TCV III Strategic Partners, L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management III, L.L.C., a Delaware Limited Liability Company,
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              Technology Crossover Management III, L.L.C.,
                               a Delaware Limited Liability Company,


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              TCV IV, L.P.,
                               a Delaware Limited Partnership

                               By: Technology Crossover Management IV, L.L.C., a Delaware Limited Liability Company,
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              Technology Crossover Management IV, L.L.C.,
                               a Delaware Limited Liability Company,


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member

February 22, 2000              TCV Franchise Fund, L.P.,
                               a Delaware Limited Partnership

                               By:  TCVF Management, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              TCVF Management, L.L.C.,
                               a Delaware Limited Liability Company


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Managing Member


February 22, 2000              Mauna Kea Partners,
                               a Delaware General Partnership,


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Partner


February 22, 2000              Mauna Lani Partners,
                               a Delaware General Partnership,


                               By:    /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag, Partner


February 22, 2000


                                      /s/ Jay C. Hoag
                                    -------------------------------------------
                                    Jay C. Hoag

February 22, 2000
                                      /s/ Carla S. Newell
                                    -------------------------------------------
                                    Carla S. Newell



February 22, 2000
                                      /s/ Richard S. Friedman
                                    -------------------------------------------
                                    Richard S. Friedman


February 22, 2000
                                      /s/ A. Brooke Seawell
                                    -------------------------------------------
                                    A. Brooke Seawell




 STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORIES, JUNE 1, 2000

     The undersigned entity and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Technology Crossover Management III, L.L.C. or such other person or entity as is designated in writing by Robert C. Bensky or Carla S. Newell (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with other reporting persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission or with any regulatory body, including United States federal, state and self-regulatory bodies (collectively, the "Reports"), with respect to the Reporting Person's ownership of, or transactions in, the securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

     Each Reporting Person hereby further authorizes and designates Robert C. Bensky and Carla S. Newell (each, an "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or an Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

     The authority of the Designated Filer and each Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with any United States federal or state law or with any regulations promulgated thereto.

     In Witness Whereof, the undersigned has caused this Statement Appointing Designated Filer and Authorized Signatories to be effective as of June 1, 2000.


                                 REPORTING PERSONS:

June 1, 2000                     TCV IV Strategic Partners, L.P.,
                                 a Delaware Limited Partnership

                                 By: Technology Crossover Management IV, L.L.C.,
                                     a Delaware Limited Liability Company,
                                     Its General Partner


                                 By: /s/ Jay C. Hoag
                                    --------------------------------------------
                                    Jay C. Hoag, Managing Member